Exhibit 10.113

March 12, 2006

Mr. Thomas P. Rice
Chief Executive Officer
1010 Seminole Drive #308
Ft. Lauderdale, Florida 33304

Re: Transaction Bonus Payment

Dear Tom:

As you know, Andrx Corporation (the “Company”) has under consideration a possible Change in Control transaction (as that term is defined in your employment agreement with the Company dated February 3, 2004, as amended, the “Employment Agreement,” and such transaction, the “Transaction”). In order to reward your past loyalty, to appropriately incentivize you with regard to such possible Transaction, and to induce your continued service and dedication in connection with such possible Transaction, the Company agrees to pay you a special transaction bonus, subject to the terms and conditions set forth in this letter agreement (the “Letter Agreement”).

1)	Amount of Bonus. Upon the successful consummation of the Transaction, you will receive a bonus in the following amount: $600,000, if the per-share consideration paid to the holders of the common stock of the Company in such Transaction (the “Consideration”) has a fair market value of $21.00 or less, plus an additional $275,250 for every additional whole dollar that such Consideration exceeds $21.00 (and, in respect of any additional increment in such Consideration that is less than a whole dollar, an additional percentage of $275,250 that corresponds to the percentage of such partial dollar increment as a fraction of a whole dollar) (the $600,000 amount plus any additional amounts being the “Bonus”).

2)	Form and Timing of Payment. Any Bonus will be paid to you by the Company (or its successor in the Transaction) in a single lump sum cash payment upon the consummation of the Transaction, less applicable withholding.

3)	Additional Requirements. Notwithstanding the foregoing, your entitlement to the Bonus is subject to the following additional requirements:

(a) You must remain continuously employed by the Company through the date of the consummation of the Transaction, or, if you are no longer employed by the Company on the date of the consummation of the Transaction, your employment with the Company must have been terminated prior to the Transaction either: (i) by the Company without “Cause” or due to your death or “Disability” (each as defined in your Employment Agreement); or (ii) by you upon 30 days’ advance written notice to the Company following the occurrence of any of the following: (x) the failure by the Company to pay your “Base Compensation” under Section 4(a) of the Employment Agreement; (y) a material diminution in your duties or responsibilities from those in effect on the date hereof; or (z) any change in your title or reporting lines from those in effect on the date hereof.

(b) Between the date of this Letter Agreement and the consummation of the Transaction (or your earlier termination of employment), you must use all reasonable efforts to assist the Company, and to cooperate with any prospective acquiror, with regard to the proposed Transaction.

(c) A definitive agreement by the Company to enter into the Transaction must be entered into within one year on or following the date of this Letter Agreement. This Letter Agreement shall expire and shall cease to have any further effect in the event no such agreement is so entered into during such time period.

4)	Section 409A. We intend that this Letter Agreement and any other agreement or arrangement with the Company (the Letter Agreement and such other agreements and arrangements, together, the “Arrangements”) comply with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). If any provision of any Arrangement would result in the imposition on you of a penalty tax under Section 409A, or any related guidance issued by the U.S. Treasury Department or the Internal Revenue Service, the Company shall, after consulting with you, reform such Arrangement to avoid the imposition of such penalty; provided that any such reformation shall to the maximum extent possible retain the originally intended economic and tax benefits to you under such Arrangement, and the original purpose of such Arrangement, without violating Section 409A or creating any unintended or adverse tax consequences to you. Such reform may include, without limitation, imposition of a six month delay in the payment of severance benefits if required under Section 409A due to the fact that you are a “key employee” under Section 409A and the amounts payable to you under such Arrangement are considered “deferred compensation” of a type requiring six-month delay under Section 409A. The Company shall indemnify and hold you harmless, on an after-tax basis, for any additional tax (including interest and penalties with respect thereto) imposed on you as a result of Code Section 409A with regard to the payments and benefits hereunder.

5)	280G Gross Up. You will be paid “gross up” amounts in an aggregate amount equal to (i) any excise taxes incurred by you as a result of any amounts or benefits provided to you by the Company pursuant to this Letter Agreement, any other Arrangement or otherwise that are considered to be “parachute payments” under Internal Revenue Code Section 280G and the regulations promulgated thereunder, and (ii) any federal and state and local income tax liability arising as a result of the payment of such excise tax (in each case, including any interest and penalties imposed with respect to such taxes), payable within sixty (60) days after such excise and income taxes are incurred (subject to six months’ delay if and as required by Section 409A in order to avoid adverse consequences to you under Section 409A).

6)	Miscellaneous.

a)	The Bonus shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Company or any of its affiliates nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

b)	This Letter Agreement is personal to you and neither this Letter Agreement nor any rights hereunder may be assigned by you.

c)	This Letter Agreement is not an agreement of employment. This Letter Agreement does not guarantee that the Company will employ you for any specific time period, nor does it modify in any respect the Company’s right to terminate or modify your employment or compensation for any reason or no reason.

d)	This Letter Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings, offers or representations relating to the subject matter hereof, whether oral or written, and there are no other terms express or implied. This Letter Agreement is not intended to alter in any way the terms of your Employment Agreement, as may be amended from time to time pursuant to its terms

e)	This Letter Agreement may not be altered, modified, or amended except by a written instrument signed by you and the Company.

f)	This Letter Agreement will be construed and enforced in accordance with the laws of the State of Florida without regard to the principles of conflicts of law.

* * *

Please indicate your agreement with the terms and conditions set forth in this Letter Agreement by signing the agreement and returning it to me.

Very truly yours

ANDRX CORPORATION

By:
Name: Robert I. Goldfarb
Title: Senior Vice President, General Counsel and Secretary

Accepted and Agreed:

Thomas P. Rice

Dated: March 12, 2006